EXHIBIT 10.13

CONFIDENTIAL TREATMENT REQUESTED

SOFTWARE DEVELOPMENT AND LICENSE AND SERVICES AGREEMENT

This Software Development and License and Services Agreement (the “Agreement”) is made effective as of September 30, 2000 (the “Effective Date”), by and between MICROSOFT NETWORK, LLC, a Washington limited liability company, with its principal offices at One Microsoft Way, Redmond, WA 98052 (“Microsoft” or “MS”), and BRIGHTMAIL, INC., a California corporation, with its principal offices at 301 Howard Street, Suite 1800, San Francisco, CA 94105 (“BI”) (each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Microsoft owns and operates (i) a network of web sites currently known as “The Microsoft Network,” or “MS” with a home page currently located at http://www.msn.com, (ii) an Internet access service known as Microsoft Internet Access Service or “MSNIA,” and (iii) other web-based properties and services (such network, properties and services shall be referred to collectively as the “MSN Services”);

WHEREAS, Microsoft desires to have the right to offer, provide and make available to users of MSN, MSNIA and other MSN Services (collectively, “MSN Users”) software and services that can be used to monitor, manage and filter Spam;

WHEREAS, BI is in the business of providing software (including Rules and Rule Updates) and services, which are capable of monitoring, managing and filtering Spam on web-based properties and services in a timely and efficient manner;

WHEREAS, BI has the necessary technical capability and expertise to provide Microsoft with versions of such software and services capable of monitoring, managing and filtering Spam on MSN, MSNIA and other MSN Services; and

WHEREAS, the Parties desire to enter into an agreement whereby BI shall develop for Microsoft and license to Microsoft such software (including Rules and Rule Updates) and provide to Microsoft such services in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, Bl and Microsoft hereby agree as follows:

AGREEMENT

1.	DEFINITIONS

1.1 Defined Terms. The capitalized terms contained and used in this Agreement shall have the meanings ascribed to them hereunder, including in the text and at Exhibit A.

1.2 Rules of Construction. The words “hereby,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Appendices, Attachments, Exhibits and Schedules hereto) and not merely to the specific Section, paragraph or clause in which such word appears. The terms “include” and “including” shall be understood in their inclusive sense as “include(-ing), but not limited to.”

CONFIDENTIAL TREATMENT REQUESTED

2.	DEVELOPMENT, DELIVERY, ACCEPTANCE

2.1 Development and Delivery. BI shall develop for Microsoft the Software associated with each Due Date in accordance with the specifications set forth in Exhibit B (the “Specifications”). BI shall deliver such Software to Microsoft on or before the associated Due Date set forth in Exhibit B.

2.2 Installation Services. Upon each delivery of Software, BI shall install and integrate the Software with the MS Servers and with any other hardware or software designated by Microsoft. BI shall provide all reasonably necessary testing, debugging, initial integration of, and any required fixes of the Software, until functionality of the Software is demonstrated to Microsoft’s satisfaction (collectively, the “Installation Services”). Without limitation to the foregoing, BI shall provide Microsoft with sufficient professional service assistance to test and verify that all Software functions in accordance with the Specifications.

2.3 Enhancements.

2.3.1 BI shall promptly notify Microsoft of the availability and purpose of each Enhancement associated with the Software, or with any substantially similar product or service that BI distributes, offers for sale, sells, markets, promotes, displays, transmits, or otherwise makes available for commercial use. Microsoft shall have the right to request a copy of each such Enhancement within thirty (30) days of its receipt of notice of the availability and purpose of such Enhancement. Within ten (10) days of BI’s receipt of such request from Microsoft, BI shall deliver such Enhancement to Microsoft, and Microsoft shall have the right to test such Enhancement and request that BI make any necessary modifications thereto to cause such Enhancement to conform to the Specifications. Within ten (10) days of BI’s receipt of Microsoft’s request for modifications, BI shall modify such Enhancement in accordance with Microsoft’s request and deliver such modified Enhancement to Microsoft for evaluation by Microsoft in accordance with Section 2.4. For the avoidance of doubt, in the event Microsoft does not request any modifications, Microsoft shall still retain the right to evaluate the Enhancement, in accordance with Section 2.4, upon the expiration of the period for requesting such modifications.

2.3.2 In addition to BI’s obligations under Section 2.3.1, upon Microsoft’s request, BI shall develop, in accordance with such request, other Enhancements for the Software to address or otherwise accommodate any additions, deletions, modifications, updates, upgrades or changes to the Windows 2000 Operating System used with MSN, MSNIA or other MSN Services, which may affect the operation or use of the Software or Filtering Functionality by Microsoft or MSN Users. Unless otherwise specified by Microsoft in writing, BI shall deliver each such Enhancement to Microsoft no later than thirty (30) days following Microsoft’s request for such Enhancement, and Microsoft shall have the right to evaluate such Enhancement in accordance with Section 2.4.

2.3.3 Unless otherwise specified in writing by Microsoft, all Enhancements shall be delivered by BI to Microsoft via a secure File Transfer Protocol.

2.4 Evaluation and Acceptance Procedures.

2.4.1 With respect to each delivery of Software (including each Enhancement but excluding Rules and Rule Updates), Microsoft shall have the right to evaluate such Software within thirty (30) days following the receipt of such Software by Microsoft or, if applicable, the completion of the Installation Services, if any, by BI associated with such Software for the purposes of determining whether such Software contains one or more Errors. Promptly following the completion of such thirty (30) day evaluation period, Microsoft shall notify BI in writing of its decision to accept, conditionally accept, or

CONFIDENTIAL TREATMENT REQUESTED

reject such Software. Without limitation to the foregoing, Microsoft shall have the right, but not the obligation, to reject or conditionally accept any Software that contains one or more Errors. In the event Microsoft decides to conditionally accept any Software, Microsoft’s notice of such conditional acceptance shall include a description of any Errors which, if fixed, would render such Software acceptable in accordance with the Specifications. BI shall deliver fixed Software to Microsoft within fifteen (15) days of its receipt of such notice of conditional acceptance, and Microsoft thereafter shall have the right to evaluate such fixed Software for an additional thirty (30) day period in accordance with this Section 2.4.1. If BI fails to deliver fixed Software to Microsoft in accordance with this Section 2.4.1, Microsoft shall have the right to (a) reject the Software immediately, or (b) extend the period for fixing such Software for an additional period of time, as determined by Microsoft in its sole discretion.

2.4.2 Without limitation to Section 2.4.1, if BI (a) fails to deliver any portion of the Software identified in Exhibit B by the associated Due Date or as required under Section 2.3 or any other provision of this Agreement, (b) receives a notice of rejection of any portion of such Software from Microsoft, or (c) fails to fix, in accordance with Section 2.4.1, all of the Errors in such Software as described in Microsoft’s notice of conditional acceptance, then Microsoft shall have the right to (x) suspend its performance under this Agreement, or (y) terminate this Agreement pursuant to Section 13.2.2(c). For the avoidance of doubt, Microsoft shall have no obligation to provide BI with any cure period. Without limiting any of Microsoft’s other rights or remedies, all of which are expressly reserved, if Microsoft terminates this Agreement in accordance with this Section 2.4.2, BI immediately shall * to * to BI hereunder.

2.5 Design Review & Specifications Changes. The Parties may mutually agree upon additions, deletions and other changes to the Software which may affect the Specifications at any time during the Term; provided, however, such additions, deletions and other changes to the Software shall be provided by BI to Microsoft * to Microsoft, unless otherwise agreed to in writing by the Parties.

2.6 User Interface. Microsoft shall have the right, but not the obligation, to develop and use a user interface for the Software to facilitate access and use of the Software and Filtering Functionality by MSN Users (a “User Interface”). Microsoft shall determine, in its sole discretion, the design, development, features and functionality of such User Interface and shall have sole control over all decisions relating to such User Interface, including all decisions relating to the desirability or need for such User Interface.

2.7 BI Marks. BI shall provide to Microsoft, within ten (10) days of the Effective Date, the BI Marks for use in accordance with the license granted in Section 4.4.1.

2.8 Reporting Requirement. BI shall provide a written report to Microsoft within fifteen (15) days after the last day of each calendar month describing in reasonable detail all Enhancements that have been developed by or on behalf of BI during the immediately preceding calendar month.

3.	RULES AND RULE UPDATES

3.1 Rules and Rule Updates. BI acknowledges and agrees that (i) the Software cannot provide Filtering Functionality to Microsoft or MSN Users unless BI develops Rules and Rule Updates for use in conjunction with the Software and delivers such Rules and Rule Updates promptly to Microsoft; (ii) a positive customer experience by MSN Users is essential for the effective functioning of the MSN Services and the Filtering Functionality; and (iii) Microsoft has the right, in its sole discretion, to monitor and measure the level of satisfaction of MSN Users with respect to the Software and the Filtering Functionality; provided, however, BI shall have the right to provide suggestions to Microsoft for the

CONFIDENTIAL TREATMENT REQUESTED

contents of surveys of MSN Users relating to the Software and Filtering Functionality; provided, further, however, Microsoft shall retain sole control over all aspects of such surveys.

3.2 *.

3.2.1 Throughout the Term and the Wind-Down Period, if any, BI shall develop Rules and Rule Updates that are capable of monitoring, managing and filtering Spam and otherwise providing Filtering Functionality in conjunction with the Software. Without limitation to the foregoing, BI shall develop Rules and Rule Updates for commercial use in sufficient quality and quantity to cause the Software to provide Filtering Functionality to Microsoft and MSN Users in a manner that * (* shall be *”).

3.2.2 Microsoft shall notify BI in a commercially reasonable time period following the completion of * in which the Software or Filtering Functionality has * (such * shall be referred to as *. Such * also shall notify BI of each instance when the * for the Software or Filtering Functionality is *, according to the *. Upon * of each *, BI immediately shall take all necessary actions to cause the Software and Filtering Functionality to *. With respect to each * or * this Agreement, such * or *, as the case may be, shall be * based upon BI’s * of *.

3.3 Delivery of Rules and Rule Updates. On the Effective Date, BI shall deliver all Rules and Rules Updates that exist as of the Effective Date to Microsoft, in a format acceptable to Microsoft. In addition, BI shall deliver all other Rules and Rule Updates to Microsoft, in a format acceptable to Microsoft, as soon as such Rules and Rule Updates are available for commercial use. BI shall cause each Rule and Rule Update to include a verification mechanism, which verification mechanism shall verify immediately for BI whether Microsoft has received and processed such Rule or Rule Update. In the event BI does not receive such verification, BI immediately shall notify Microsoft of the availability of such Rule or Rule Update and shall deliver an additional copy of such Rule or Rule Update to Microsoft. BI shall provide such Rules, Rule Updates and services to Microsoft in accordance with Exhibit C.

4.	LICENSE GRANTS.

4.1 BI License Grant. Subject to the terms and conditions of this Agreement, BI hereby grants to Microsoft during the Term and the Wind-Down Period, if any, the worldwide, non-exclusive, fully paid-up, irrevocable, right and license to:

4.1.1 make, use, reproduce, perform, display, import, broadcast, transmit, install, host, execute, and store one or more copies of the Software in object code form on any and all servers, including the servers and Devices designated by Microsoft which are used for the purpose of offering or providing the Filtering Functionality to MSN Users (the “MS Servers”);

4.1.2 make, use, reproduce, perform, display, import, broadcast, transmit, install, host, execute, and store one or more copies of the Software in object code form on any and all MS Servers for the purpose of testing the Software and Filtering Functionality and otherwise using the foregoing for Microsoft’s internal purposes and operations relating to the offering or provision of the Filtering Functionality to MSN Users;

4.1.3 promote, perform, execute, transmit, display, use and provide access to the Software for the purposes of providing the Filtering Functionality to MSN Users;

CONFIDENTIAL TREATMENT REQUESTED

4.1.4 store, transmit and display the Software’s instructions or data in, through, and on, Devices and other servers and computers which are operated with or otherwise access or use the MS Servers;

4.1.5 copy and store the Software for the purposes of maintaining up to two (2) backup copies of the Software;

4.1.6 copy, transmit, publicly perform or display, adapt and distribute all Documentation via any and all means and media to MSN Users, including any instructions relating to the use of the of the Software or Filtering Functionality via the Internet; and

4.1.7 sublicense the rights and licenses set forth in this Section 4.1, in whole or in part, to one or more Microsoft Affiliates.

4.2 Sublicense Rights. Without limitation of the foregoing Section 4.1, Microsoft shall have the right to grant the necessary rights, licenses, and sublicenses to permit * of the MSN Users to access and use the Software on the MS Servers, via any and all means and media, for the purpose of accessing and using the Filtering Functionality.

4.3 Software Conies. Notwithstanding anything contained in Section 4.1, Microsoft may make and use as many copies of the Software as necessary to accommodate all MSN Users who desire to access or use the Software or Filtering Functionality.

4.4 Trademarks and Branding.

4.4.1 Subject to the terms and conditions of this Agreement, BI hereby grants to Microsoft, during the Term and the Wind-Down Period, if any, a non-exclusive, non-transferable, fully paid-up, irrevocable, personal, worldwide limited purpose right and license to use the BI Marks, in conjunction with the Microsoft Network, MSNIA, and other MSN Services and in connection with the marketing, promotion, offer for sale, sale, and distribution of MSN, MSNIA and other MSN Services incorporating the Software or Filtering Functionality.

4.4.2 Microsoft is not required to use the BI Marks on or in connection with the Software licensed hereunder or to exercise the rights and licenses granted to Microsoft pursuant to Section 4.4.1. Additionally, Microsoft reserves the right to use Microsoft’s own proprietary branding in conjunction with the use, promotion, offer and distribution of MSN, MSNIA and all other MSN Services using the Software or Filtering Functionality. The Parties agree that the Software, at Microsoft’s option, may contain or display Microsoft’s copyrights, trade names, trademarks or service marks (as an indication of the respective authorship, source, sponsorship and/or affiliation of such copyrightable works, trade names, products and/or services).

4.4.3 Subject to the terms and conditions of this Agreement, BI shall have the right to enter into a separate agreement with Microsoft Corporation (“MS Corp.”), on terms and conditions acceptable to MS Corps, to obtain the non-exclusive, non-transferable, royalty-free right during the Term, to use the MS Mark (a) on B1’s web site (with a home page currently located at http://www.brightmail.com) in a pixel size, page position and placement approved in advance by MS Corp. in writing, and (b) in product presentations for the Software which are approved in advance by MS Corp. in writing. For the avoidance of doubt, the agreement shall grant BI the right to use the MS Mark only in materials that also include the logos of other licensees of BI (e.g., not on a stand-alone basis) and only with accompanying text .disclosing the limited nature of BI’s relationship with Microsoft. The Parties

CONFIDENTIAL TREATMENT REQUESTED

acknowledge and agree that a breach by BI of any such agreement shall be deemed to be a material breach of this Agreement.

4.5 Reservation of Rights. All rights not explicitly granted by BI under Sections 4.1, 4.2, 4.3, 4.4.1, and 13.5 are expressly reserved by Bl; provided, however, to the extent that BI IP is incorporated in the Software or Filtering Functionality, BI grants to Microsoft the right to use such BI IP solely in accordance with and for the duration of this Agreement, and the Wind-Down Period, if any. All rights not explicitly granted by Microsoft or MS Corp. under Section 4.4.3 are expressly reserved by Microsoft or MS Corp., as the case may be.

4.6 No Obligation to Exercise. For the avoidance of any doubt, Microsoft is not required to exercise the rights and licenses granted in this Section 4 with respect to the Software or otherwise use the Software in accordance with this Agreement for the purposes of providing the Filtering Functionality to MSN Users.

5.	FEES

5.1 Fees. Except as expressly set forth in this Agreement, Microsoft shall make fee payments in the amounts and in accordance with the schedule set forth in Exhibit D.

5.2 Additional Services. For any Additional Services requested in writing by Microsoft under Section 6.4, Microsoft shall pay any fees previously agreed to by Microsoft in writing within * of receipt of an undisputed invoice.

6.	BI SUPPORT SERVICES

6.1 Routine Maintenance and Quality Fix Engineering Support. During the Term, and the Wind-Down Period, if any, BI shall be solely responsible for the maintenance and support of the Filtering Functionality and the Software including (i) fixing any Errors that are related to the Filtering Functionality, the Software or its interaction or interoperability with the MS Servers or any hardware or software designated by Microsoft; (ii) ensuring that the Software conforms in all material respects to the Specifications; (iii) providing Filtering Functionality and Software support for the identification and resolution of any Errors; (iv) providing technical assistance from the Brightmail Logistics Operations Center (“BLOC”); and (v) generally providing other quality control and engineering support. Without limitation to the foregoing, BI shall provide maintenance and support services in accordance with the Service Level Agreement and response times set forth in Exhibit C (the “Service Level Agreement” or “SLA”).

6.2 First Line Customer Support. Microsoft shall provide initial customer support to MSN Users who are receiving the Filtering Functionality in conjunction with an MSN Service, in a manner determined in Microsoft’s sole discretion; provided, however, Microsoft shall have the right to obtain the second line support from BI in accordance with Section 6.3 for purposes of responding to any inquiries or requests from MSN Users or otherwise providing such customer support.

6.3 Second Line Technical Support. BI shall provide second line support to Microsoft, in a time frame and manner specified by Microsoft, for the Software and the Filtering Functionality, which second line support shall include information, technical support and other assistance relating to the Software and the Filtering Functionality. Notwithstanding anything contained herein to the contrary, BI shall not have any contact or communication with any MSN Users without Microsoft’s prior written consent.

CONFIDENTIAL TREATMENT REQUESTED

6.4 Additional Developmental Assistance. In addition to BI’s other obligations under this Agreement, and upon Microsoft’s request, BI shall provide additional development assistance to Microsoft, which development assistance shall include, in Microsoft’s sole discretion, consulting and customization services to permit the use of the Software in connection with additional MSN Services offered by Microsoft (such additional development assistance shall be referred to herein as “Additional Services”), subject to the reasonable availability of personnel and resources. Upon Microsoft’s request, such Additional Services shall be provided to Microsoft by BI via telephone, email, or during onsite visits to the premises of Microsoft on a temporary basis not to exceed two (2) weeks during each month of the Term. Upon Microsoft’s request, and subject to the reasonable availability of BI’s personnel, BI shall provide a reasonable number of BI employees to Microsoft for such Additional Services in accordance with this Section 6.4. BI shall provide such Additional Services to Microsoft *.

6.5 Onsite Requirements. In the event that BI employees or designees are located at the premises of Microsoft for the purpose of providing Installation Services, Additional Services, or fulfilling other support obligations hereunder, including those described in Sections 6.1, 6.3 or 6.4, or for any other reason, BI is not authorized to use, and agrees that it shall not use its location on such premises, or its access to Microsoft employees or facilities, to obtain information or materials from sources at Microsoft other than as expressly authorized by Microsoft. For example, although a BI employee or designee may be given security card access to select facilities at Microsoft, it is Microsoft’s intent to grant access to only the office space allocated to BI and such other spaces as may be designated by Microsoft from time to time. It is not Microsoft’s intent to grant BI employees or designees full access to all areas of the Microsoft premises accessible by security card or to other floors of such premises. BI agrees to direct its employees and designees not to access areas of the premises other than those specifically designated by Microsoft. BI’s employees and designees shall abide by all of the rules, regulations, and security measures adopted by Microsoft while present at its premises, provided that in the event of any inconsistency between such rules, regulations and security measures and this Agreement, this Agreement shall prevail with respect to confidentiality and ownership of and rights in and to MS IP.

7.	COMMUNICATION

7.1 Quarterly Steering Meetings. The Parties shall meet at the Microsoft premises located in Redmond, Washington, on a day to be mutually agreed upon by the Parties in the months of September, December, March, and June of each year during the Term to evaluate the relationship of the Parties (the “Quarterly Steering Meetings”). The Parties shall be represented by authorized personnel directly responsible for performance hereunder, and shall bear their own expenses with respect to such Quarterly Steering Meetings. The agenda for each Quarterly Steering Meeting shall include an evaluation of the quality of the Filtering Functionality and Software, and the need for technical updates and upgrades to the Software, including Enhancements, Rules and Rule Updates, service level guarantees, technical issues, and overall customer experience.

8.	AFFILIATE OPTION

8.1 Option of Affiliates of Microsoft. For a period of one hundred and forty (140) days following the Effective Date (the “Exercise Period”), MS Corp. shall have the right to notify BI of its desire to enter into one or more agreements with BI to license software (including Rules and Rule Updates) and obtain services from BI relating to the monitoring, managing and filtering of Spam for use in conjunction with Hotmail, ITG or the Software Subscription Division of MS Corp. (collectively “E-Mail Services”), or any combination of such E-Mail Services, on terms and conditions (including financial terms and conditions) that are no less favorable to MS Corp. than the terms and conditions provided to Microsoft under this Agreement (the “Option”). For the avoidance of doubt, MS Corp. shall have the right to exercise the Option separately, at any time during the Exercise Period, for each of the E-Mail Services,

CONFIDENTIAL TREATMENT REQUESTED

and any failure by MS Corp. to exercise the Option with respect to one (1) or more of such E-Mail Services shall not be deemed to be a waiver of any right of MS Corp. or Microsoft under this Agreement. With respect to each instance that MS Corp. timely notifies BI of its desire to exercise the Option, upon obtaining such timely notification, BI shall immediately commence to negotiate, and shall continue to negotiate, in good faith with MS Corp. to determine the terms and conditions of a definitive agreement under which MS Corp. would license software (including Rules and Rule Updates) and obtain services from BI subject to this Section 8.1. Without limitation to the foregoing, MS Corp. shall have the right to license software and obtain services from BI for each of the E-Mail Services through the exercise of the Option for a maximum term of three (3) years. The aggregate amount owed by MS Corp. to Bl, with respect to each E-Mail Service, during each year of the term of the agreement applicable to such E-Mail Service, shall * multiplied by the * licensed or obtained by MS Corp. from BI for such E-Mail Service during such year.

8.2 WebTV Option. For a period of eighty (80) days following the Effective Date, WebTV shall have the right to notify BI of its desire to enter into an agreement with BI to license software (including Rules and Rule Updates) and obtain services from BI relating to the monitoring, managing and filtering of Spam on terms and conditions (including financial terms and conditions) that are no less favorable to WebTV than the terms and conditions provided to Microsoft under this Agreement (the “WebTV Option”). Upon obtaining timely notification from WebTV of its desire to exercise the WebTV Option, BI shall immediately commence to negotiate, and shall continue to negotiate, in good faith with WebTV to determine the terms and conditions of a definitive agreement under which WebTV would license software (including Rules and Rule Updates) and obtain services from BI subject to this Section 8.2. Without limitation to the foregoing, WebTV shall have the right to license software and obtain services from BI through the exercise of the WebTV Option for a maximum term of three (3) years, and the aggregate amount owed by WebTV to BI during each year of such term shall * multiplied by * licensed or obtained by WebTV from BI during such year *; provided, however, that for purposes of calculating such * fee only, WebTV shall be deemed to have, at a minimum: *

9.	INTELLECTUAL PROPERTY

9.1 Proprietary Rights.

9.1.1 Software. Except as set forth in this Section 9, nothing in this Agreement, and no use of the Software by Microsoft pursuant to this Agreement shall vest in Microsoft or be construed to vest in Microsoft any right of ownership in or to the Software, other than the rights and licenses to use the Software in accordance with the terms and conditions of this Agreement.

9.1.2 User Interface and MS IP. BI acknowledges and agrees that any User Interface developed by Microsoft or by the Parties in accordance with this Agreement shall not be considered Software, Derivative Technology of the Software, or BI IP, but shall be and remain MS IP and the exclusive property of Microsoft, and BI shall have no rights, title or interest in or to any MS IP.

9.1.3 Joint Developments. For the avoidance of doubt, the Parties acknowledge and agree that BI shall develop the Software, provide the services, and perform its other obligations under this Agreement without any assistance, cooperation or Confidential Information (other than the Proprietary Bit Range) from Microsoft and without engaging in any joint development activities or other collaborations with Microsoft (collectively, “Microsoft Assistance”). Notwithstanding the foregoing, if Microsoft desires, in its sole discretion, to provide Microsoft Assistance to BI, then the Parties shall enter into a written agreement, prior to Microsoft’s providing any such Microsoft Assistance, to determine each Party’s respective rights, title and interests in and to the software, other know-how, inventions, works, materials, information and other outputs developed directly or indirectly by Microsoft, BI or the Parties based upon such Microsoft Assistance, and each Party’s respective rights, title and interest in and to the intellectual property and proprietary rights associated with the foregoing, (including any rights, title and interests in and to any domestic or foreign patents, copyrights, trade marks, service marks, trade secrets, and applications and registrations therefor or related to the foregoing) (collectively “Joint Developments”). In the event BI, Microsoft or the Parties * with respect to such Joint Developments, such Joint Developments shall be *.

CONFIDENTIAL TREATMENT REQUESTED

9.2 Cooperation. BI shall assign to Microsoft all right, title and interests in and to the User Interface and other MS IP *, to the extent BI acquires or retains such rights, title and interests by operation of law or otherwise. From time to time upon Microsoft’s request, BI shall confirm such assignments by the execution and delivery of such assignments, confirmations, or other written instruments as Microsoft may request. Without limitation to the foregoing, Microsoft shall have the right perfect and protect in its own name all rights, title and interests in and to the User Interface and other MS IP *.

10.	CONFIDENTIALITY; PRESS RELEASES

10.1 NDA. The Parties acknowledge and agree that the terms and conditions of the Microsoft Corporation Non-Disclosure Agreement (the “NDA”) entered into by the Parties, on February 16, 2000 are incorporated into this Agreement In the event that any of the incorporated terms of the NDA are inconsistent with or conflict with this Agreement, then the terms of this Agreement shall control. Without limitation to the foregoing, the Parties acknowledge and agree that the Proprietary Bit Range is Confidential Information of Microsoft.

10.2 Injunctive and Equitable Relief. Each Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure or use of Confidential Information and that each Party may seek, without waiving any other rights or remedies, such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

10.3 Press Releases. Subject to compliance with the rules and regulations of the United States Securities and Exchange Commission and any applicable stock exchanges, neither Party shall issue any press release or make any similar public announcement(s) or disclosure(s) relating in any way whatsoever to this Agreement or the relationship established by this Agreement without the express prior written consent of the other Party. Without limitation to the foregoing, the Parties shall jointly determine the terms, context, format, and text of any announcement relating to this Agreement and the implementation of the provisions and requirements contained herein.

11.	REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS

11.1 Representations and Warranties. Each Party individually represents and warrants to the other that: (i) it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation; (ii) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform all of its obligations under this Agreement; (iii) the execution and delivery of this Agreement and the transactions contemplated herein do not and will not violate, conflict with, or constitute a default under its charter or similar organization document, its bylaws or the terms or provisions of any material agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound; (iv) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof, and (v) information, reports and status reports provided by such Party to the other Party pursuant to this Agreement shall be accurate and complete in all material respects.

CONFIDENTIAL TREATMENT REQUESTED

11.2 BI Additional Representations. Warranties and Covenants. BI represents, warrants and covenants to Microsoft that

11.2.1 (i) BI has full and sufficient rights to assign and grant the rights and licenses described herein to Microsoft pursuant to this Agreement; (ii) to the best of BI’s Knowledge, the BI Marks, the Software, the Filtering Functionality, * do not infringe, violate or misappropriate any domestic or foreign copyrights, trademarks, service marks, patents, trade secrets, know-how or other intellectual property or proprietary rights of any third party; nor is there any claim of such infringement, violation or misappropriation threatened or pending against BI; (iii) to the best of BI’s Knowledge, Microsoft’s and its Affiliates’, MSN Users’, customers’ and sublicensees’ use of the BI Marks, the Software, the Filtering Functionality, * does not infringe, violate or misappropriate any domestic or foreign copyrights, trademarks, service marks, patents, trade secrets, know-how, or other intellectual property or proprietary rights of any third party;

11.2.2 BI has facilities, personnel, experience and expertise sufficient in quality and quantity to perform all of its obligations hereunder (including without limitation providing the services, and Rules and Rule Updates) in a commercially reasonable manner, and BI shall perform all such obligations (including without limitation the provision of services and, Rules and Rule Updates) in a timely and professional manner, commensurate with the highest professional standards in the industry, and in compliance with all applicable laws. Without limitation of the foregoing, BI shall cause each Rule and Rules Update to be (i) appropriately tailored to its purposes according to the Specifications and Documentation and the purposes presented to MSN Users relating to the monitoring, managing and filtering of Spam; and (ii) up-to-date, complete, and accurately described MSN Users.

11.2.3 BI shall not intentionally impair the operation of MSN, MSNIA or any other MSN Service that uses the Software;

11.2.4 Neither the Software nor the Filtering Functionality shall contain any feature that prevents or interrupts the use of any MSN Service, any MS Server or any Device used by a MSN User, including but not limited to any computer virus, worm, lock, drop-dead device, Trojan-horse routine, trap door, time bomb, or any other code or instruction that may be used to access, modify, delete, damage, or disable the functionality of MSN, MSNIA or any other MSN Service, or prevent or impede the access or use thereof by MSN Users;

11.2.5 the Software * are (i) free from Major Errors, including material programming errors, and from defects in workmanship and materials and shall operate in conformity with the Documentation and Specifications; (ii) capable of providing the Filtering Functionality to an unlimited number of MSN Users; and (iii) in compliance with all applicable laws; and

11.2.6 (i) * shall be valid and in full force and effect promptly after the Effective Date, and shall continue in full force and effect for the duration of the Term and the Wind-Down Period, if any; (ii) * will at all times be *, including all Enhancements and Documentation; (iii) * is and shall be *, (iv) * will be cumulative, with each *; (v) * does not involve any *; (vi) * includes * pursuant to *; and (vii) and BI shall perform all of its obligations under this Agreement *.

11.3 Disclaimer of Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 11, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER TO THE OTHER PARTY OR ANY OTHER ENTITY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY EXPRESSLY DISCLAIMS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW ANY AND

CONFIDENTIAL TREATMENT REQUESTED

ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION (I) WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (II) WARRANTIES AGAINST INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS, (III) WARRANTIES RELATING TO DELAYS, INTERRUPTIONS, ERRORS, OR OMISSIONS, (IV) WARRANTIES RELATING TO THE MS MARKS OR BI MARKS, AND (V) WARRANTIES OTHERWISE RELATING TO PERFORMANCE, NONPERFORMANCE, OR OTHER ACTS OR OMISSIONS BY SUCH PARTY OR ANY AFFILIATE OR OTHER THIRD PARTY.

12.	LIMITATION OF LIABILITY

12.1 Limitation: Exclusion of Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR INDIRECT DAMAGES ARISING UNDER OR IN ANY WAY RELATED TO THIS AGREEMENT (INCLUDING LOST PROFITS, LOSS OF BUSINESS OR DATA, BUSINESS INTERRUPTION AND DAMAGES THAT RESULT FROM INACCURACY OF THE INFORMATION OR INCONVENIENCE, DELAY OR LOSS) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, (I) IN NO EVENT SHALL THE LIABILITY OF MICROSOFT FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT OR TORT OR ANY OTHER LEGAL THEORY, * HEREUNDER, AND (II) IN NO EVENT SHALL THE LIABILITY OF BI FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT OR TORT OR ANY OTHER LEGAL THEORY, *; PROVIDED, HOWEVER, THIS SECTION 12.1 SHALL NOT APPLY TO THE (A) THE INDEMNIFICATION OBLIGATIONS OF BI UNDER SECTION 14, OR (B) THE ABILITY OF MICROSOFT TO OBTAIN INJUNCTIVE RELIEF.

12.2 Allocation of Risks. Each Party acknowledges and agrees that (i) this Agreement represents the complete allocation of risks between the Parties, (ii) it has voluntarily accepted all risks assigned to it herein, and (iii) the disclaimer of warranties and limitation of remedies herein form an essential basis of the bargain.

13.	TERM AND TERMINATION

13.1 Term and Renewal Terms. Subject to the other provisions of this Section 13, the Agreement shall commence on the Effective Date and shall have an initial term expiring on the date occurring two (2) years after the Launch Date (the “Initial Term”). Upon expiration of the Initial Term, the Agreement thereafter shall automatically renew for additional one (1) year terms (each such term shall be referred to herein as a “Renewal Term”). Notwithstanding the foregoing, (i) Microsoft shall have the option, at its sole discretion, to terminate this Agreement at the end of the Initial Term provided that Microsoft notifies BI in writing of its intention not to renew this Agreement at least sixty (60) days prior to expiration of the Initial Term; and (ii) each Party shall have the option to terminate this Agreement at the end of each Renewal Term, if any, provided that such Party notifies the other Party in writing of its intention not to renew this Agreement at least sixty (60) days prior to the end of the then current Renewal Term. The Initial Term and all subsequent Renewal Terms, if any, shall be collectively referred to herein as the “Term.”

13.2 Termination.

13.2.1 Microsoft Additional Rights.

(i) Microsoft may terminate this Agreement upon * prior written notice to BI, * during the Term.

CONFIDENTIAL TREATMENT REQUESTED

(ii) In addition to any other rights or remedies of Microsoft, all of which are expressly reserved, Microsoft may terminate this Agreement, at any time during the Term, upon * days’ prior written notice to BI in the event (a) BI receives a * indicating that the * (1) a continuous period that equals or exceeds *, or (2) a * days in any three (3) month period, or (b) a BI Claim or an Additional Indemnified Claim has arisen, and with respect to each such BI Claim, BI has not implemented a Cure for such BI Claim within * days of its receipt of notice of termination from Microsoft pursuant to this Section 13.2.1 (ii).

(iii) Microsoft may terminate this Agreement immediately upon delivery of written notice to BI within sixty (60) days following Microsoft’s receipt of any Transfer Notice.

13.2.2 Insolvency and Other Termination Rights. In addition to any other rights or remedies that a Party may have under the circumstances, all of which are expressly reserved, a Party may terminate this Agreement at any time if:

(a) the other Party becomes insolvent or makes any assignment for the benefit of creditors or similar transfer evidencing insolvency; or suffers or permits the commencement of any form of insolvency or receivership proceeding; or has any petition under any bankruptcy law filed against it, which termination pursuant to this Section 13.2.2(a) shall be effective immediately upon written notice or as otherwise specified herein;

(b) except as set forth in Section 2.4.2, Section 13.2.2(a) or Section 13.2.2(c) of this Agreement, the other Party is in material breach of any warranty, representation, term, condition or covenant, and fails to cure such material breach within thirty (30) days after written notice thereof, such termination to become effective immediately upon the expiration of such thirty (30) day period; or

(c) the other Party is in breach of the NDA, such termination to become effective upon the delivery of notice of such breach from the non-breaching Party. In addition, Microsoft shall have the right to terminate this Agreement immediately upon delivery of written notice to BI if BI is in breach of Section 2, Section 3, Section 6, or Section 8.

13.3 Wind-Down Period.

13.3.1 In the event that this Agreement is terminated, Microsoft shall have the right, but not the obligation, subject to the payment of applicable Wind-Down Fees, to continue using the Software and the BI Marks during the Wind-Down Period, to provide the Filtering Functionality to MSN Users (in accordance with the rights and licenses granted hereunder) who requested the Filtering Functionality prior to the effective date of termination of this Agreement. The “Wind-Down Period” shall commence on the effective date of termination of this Agreement and terminate on the earlier of:

(a) the date occurring six (6) months after the effective date of termination of this Agreement, or in the event Microsoft terminates this Agreement pursuant to Section 13.2.1 (iii), the date occurring twelve (12) months after the effective date of termination of this Agreement, or

(b) the date on which this Agreement would have expired by its terms.

CONFIDENTIAL TREATMENT REQUESTED

13.3.2 The “Wind-Down Fees” shall be calculated by multiplying the * fee * in which this Agreement is terminated by *; provided, however, such Wind-Down Fees shall be * if (a) this Agreement is terminated by Microsoft pursuant to Section 13.2.1(ii) or Section 13.2.2, (b) BI receives * during the * period prior to the effective date of termination of this Agreement or during the Wind-Down Period, (c) BI receives a * indicating that the * at any time during the * period prior to the effective date of termination of this Agreement or during the Wind-Down Period, (c) BI is in breach of any representation, warranty or covenant under Sections 2, 3, 6, 11.2, 13.5 or 14 of this Agreement, (d) a *has occurred, or (e) a BI Claim or an Additional Indemnified Claim has arisen and, with respect to each such BI Claim, BI has not implemented a Cure for such BI Claim within * days of BI’s delivery of notice of such BI to Claim to Microsoft as required under Section 14.4. The Wind-Down Fees shall be *, with * the Wind-Down Period. Each such * shall be equal to the * divided by the *.

13.3.3 Without limitation to Section 13.6, during the Wind-Down Period, BI shall continue to provide Microsoft with Enhancements in accordance with Section 2.3.1, the Rules and Rule Updates in accordance with Section 3 and support services in accordance with Section 6 hereof.

13.3.4 At the conclusion of the Wind-Down Period, if any, Microsoft shall discontinue use of the Software, and shall remove the Software and any portion thereof from the MS Servers and Microsoft shall return or destroy, as requested by BI, all copies of the Software in Microsoft’s possession.

13.4 Release-Events on Termination.

13.4.1 Except as expressly set forth in this Agreement, the termination or expiration of this Agreement shall not release any Party from any obligations (including payment obligations under Section 5.1 or Exhibit D) that have previously accrued or are expressly required to survive the termination of this Agreement hereunder. Unless this Agreement is terminated by either Party during Period 1 or by Microsoft pursuant to Section 2.4.2, Section 13.2.1(ii) or Section 13.2.2, within thirty (30) days following the date of termination of this Agreement, Microsoft shall pay BI *. Microsoft shall not have any other obligations to pay * under this Agreement pursuant to Section 5.1 or Exhibit D.

13.4.2 Upon termination or expiration of this Agreement, each Party shall, at the other Party’s direction, return or certify as to the destruction of Confidential Information of such other Party. Except as expressly set forth herein, no Party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms. Immediately upon termination or expiration of this Agreement for any reason, Microsoft shall cease all use of the BI Marks and the Software subject to the extension provided for in Section 13.3.

13.4.3 If Microsoft’s rights under Section 4 are terminated or suspended, in whole or in part, then all of BI’s rights with respect to the MS Marks shall terminate immediately.

13.5 *

13.5.1 *

13.5.2 *

13.5.3 *

13.5.4 *

CONFIDENTIAL TREATMENT REQUESTED

13.5.5 *

13.5.6 *

13.6 Survival. The following Sections shall survive the termination and expiration of this Agreement: 2.4.2 (with respect to *), 2.6, 4.5, 8, 9, 10, 11, 12, 13.3.4, 13.4, 13.5, 13.6, 14, 15, 16 and 17.

In addition, Sections 2 (except for Section 2.1), 3, 4 (except for 4.4.3), 6, 8, and 13.3 shall survive the termination and expiration of the Agreement for the duration of the Wind-Down Period.

14.	Indemnification

14.1 Claims. A Party (the “Indemnifying Party”) shall, at its sole expense and the request of the other Party, defend any third-party claim (a “Claim”) brought against such other Party or such other Party’s Affiliates, directors, officers, employees, licensees or independent contractors (each, an “Indemnified Party”) to the extent that such Claim, if true, would constitute a breach of a warranty, representation or covenant of the Indemnifying Party set forth in this Agreement (collectively, the “Indemnified Claims”).

14.2 Additional Indemnification. Without limitation to Section 14.1 hereof, BI (as the Indemnifying Party) shall, at its sole expense, indemnify, defend and hold Microsoft and its Affiliates, directors, officers, employees, licensees, and independent contractors (as Indemnified Parties) harmless from any Claim brought against Microsoft or such other Indemnified Parties the extent such Claim arises from (i) the use of the BI Marks, the Filtering Functionality, *, or the Software in accordance with the terms of this Agreement or * (including without limitation any Claim that the BI Marks, the Filtering Functionality, * or the Software infringes upon or violates or misappropriates any domestic or foreign patents, copyrights, trade secrets, know-how, trademarks, service marks or other intellectual property or proprietary rights of any third party or contains material which is otherwise in violation of applicable law), (ii) the fault or negligence of BI or any of BI’s Affiliates, directors, officers, employees, agents, independent contractors, or distributors or (iii) the execution or performance under * by BI, Microsoft or the *, including any indemnification obligation under * (any Claim described in this Section 14.2 shall be referred to as an “Additional Indemnified Claim”).

14.3 Claims Procedure. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any Indemnified Claim or Additional Indemnified Claim, specifying the nature of the action and the total monetary amount sought or other such relief as is sought therein. The Indemnified Party shall cooperate with the Indemnifying Party at the Indemnifying Party’s expense in all reasonable respects in connection with the defense of any such Indemnified Claim or Additional Indemnified Claim. The Indemnifying Party may upon written notice to the Indemnified Party undertake to control and conduct all proceedings or negotiations in connection therewith, assume and control the defense of such Indemnified Claims or Additional Indemnified Claims, and if it so undertakes, it shall also undertake all other required steps or proceedings to settle or defend any such Indemnified Claim or Additional Indemnified Claim, including the employment of counsel which shall be reasonably satisfactory to the Indemnified Party, and payment of all reasonably incurred expenses. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ separate counsel to provide input to the defense, at the Indemnified Party’s own cost. The Indemnifying Party shall reimburse the Indemnified Party upon demand for any payments made or loss suffered by it at any time after the date of tender, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of Indemnified Claims or Additional Indemnified Claims. The Indemnifying Party shall not settle any Indemnified Claim or Additional Indemnified Claim under this Section 14.3 on the Indemnified Party’s behalf without first obtaining the Indemnified Party’s written permission, which permission shall not be

CONFIDENTIAL TREATMENT REQUESTED

unreasonably withheld, and the Indemnifying Party shall indemnify and hold the Indemnified Party harmless from and against any costs, damages and fees reasonably incurred by the Indemnified Party, including fees of attorneys and other professionals, that are attributable to such Indemnified Claims or Additional Indemnified Claims. The Indemnifying Party shall not be responsible for any indemnification obligations arising hereunder pursuant to the terms and conditions of any settlement of an Indemnified Claim or Additional Indemnified Claim by the Indemnified Party unless such settlement was approved by the Indemnifying Party, which approval shall not be unreasonably withheld.

14.4. BI Notice and Remedy. Without limitation to this Section 14, BI shall notify Microsoft immediately upon obtaining Knowledge of any threatened or pending claim arising with respect to the BI Marks, the Software, *, or the Filtering Functionality (“BI Claims”), including any claim that (i) the BI Marks, the Software, *, the Filtering Functionality or any portion thereof, infringes, violates or misappropriates, any domestic or foreign patent, copyright, trademark, service mark, trade secret, know-how, or other intellectual property or proprietary right of any third party or violates applicable laws, or (ii) Microsoft’s or BI’s use of any of the foregoing infringes, violates or misappropriates any domestic or foreign patent, copyright, trademark, service mark, trade secret, know-how, or other intellectual property or proprietary right of any third party or violates applicable laws. Upon delivery of such notice, BI shall, at BI’s expense: (a) procure for Microsoft the right to continue to use the Software, *, and the Filtering Functionality in accordance with the rights and licenses granted to Microsoft under this Agreement or *, as the case may be; or (b) replace or modify the BI Marks or such Software, Source Code or the Filtering Functionality, as the case may be, with a version that does not give rise to such BI Claim, provided that such replacement or modified version complies with the Specifications to Microsoft’s satisfaction, as determined in Microsoft’s sole discretion (each activity undertaken by BI in fulfillment of (a) or (b) shall be referred to as a “Cure”). If a Cure is not available to BI within thirty (30) days of BI’s delivery of notice to Microsoft of such BI Claim, in addition to any damages and expenses reimbursed by BI under this Section 14 and without limiting any of Microsoft’s other rights and remedies all of which are expressly reserved, BI promptly shall *.

15.	NOTICES

All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) on the date of delivery when delivered by hand; (ii) on the date of transmission when sent by electronic mail or facsimile transmission during Normal Business Hours with telephone confirmation of receipt; provided, an original also is sent the same day in accordance with (iv), below; (iii) one (1) day after dispatch when sent by reputable overnight courier maintaining records of receipt; or (iv) three (3) days after dispatch when sent by registered mail, postage prepaid, return-receipt requested, all addressed as provided below or as amended by a Party from time to time upon five (5) days’ notice to the other Party:

If to Microsoft:	Microsoft Network One Microsoft Way Redmond, WA 98052-6399 Attention: * Facsimile: * Telephone: * E-mail: *

With a required copy to:	Microsoft Corporation One Microsoft Way Redmond, WA 98052-6399 Attention: *

CONFIDENTIAL TREATMENT REQUESTED

Facsimile: * Telephone: * E-mail: *

If to B1:	Brightmail, Inc. 301 Howard Street, Suite 1800 San Francisco, CA 94105 Attention: * Facsimile: * Telephone: * E-mail: *

16.	INSURANCE

16.1 Minimum Insurance Coverage. During the Term, and the Wind-Down Period, if any, and for a period of * from the last date BI is obligated to provide or license any Software or services under this Agreement, BI shall procure and maintain insurance reasonably adequate to cover any and all liability that BI may incur as a result of the performance of its obligations under this Agreement or *. Such insurance shall be in a form and with insurers reasonably acceptable to Microsoft and shall consist of policies that comply with the following minimum requirements:

(a) commercial general liability insurance, with policy limits of not less than * for each occurrence of bodily injury or property damage, or combined single limits;

(b) umbrella policy with minimum limits of *; and

(c) professional liability and errors and omissions liability insurance with policy limits of not less than * for each claim with a deductible of not more than *.

16.2 Maintenance. BI’s insurance policy shall: (a) provide professional liability and errors and omissions liability insurance coverage from a date which is not later than the date at which BI began providing services related to or in conjunction with this Agreement; (b) provide that no cancellation, material reduction in amount, or material change in coverage shall be effective until at least thirty (30) days after receipt by Microsoft of written notice thereof; (c) provide for losses payable to Microsoft as its interests may appear, and (d) be reasonably satisfactory in all other respects to Microsoft. BI shall deliver to Microsoft a current certificate of insurance and certifications of renewal of the insurance policies and a report of a reputable insurance broker with respect to such insurance policies at least once during each calendar year during such time as the insurance is in effect and such other supplemental reports with respect thereto as Microsoft may reasonably request from time to time. In the event that Bl’s certificates and reports evidence coverage which Microsoft reasonably determines to be less than that required to meet BI’s obligations under this Agreement, then BI agrees that it shall promptly acquire such coverage and inform Microsoft in writing thereof. Failure by BI to furnish certificates of insurance or failure by Microsoft to request same shall not constitute a waiver by Microsoft of any of the insurance requirements set forth herein. BI shall notify Microsoft, in writing at least thirty (30) days in advance if BI’s insurance coverage is to be canceled or materially altered so as to no longer comply with the requirements of Section 16.1 and this Section 16.2.

CONFIDENTIAL TREATMENT REQUESTED

17.	GENERAL PROVISIONS.

17.1 Independent Contractors. The Parties are independent contractors with respect to each other hereunder, and nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, agency relationship or a joint venture between the Parties. Notwithstanding anything contained in this Agreement to the contrary, each Party shall be solely responsible for the performance of its obligations hereunder, neither Party shall be liable for any breach by the other Party, and nothing contained in this Agreement will be deemed to constitute a guarantee by one Party of performance of any of the obligations of the other Party.

17.2 Independent Development. Nothing in this Agreement shall be construed as restricting Microsoft’s right to acquire, license, sublicense or develop for itself, or have others develop for it, similar software or technology performing the same or similar functions as the Software, or to market and distribute such similar software or technology in addition to, or in lieu of, the Software.

17.3 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington applicable to contracts made and to be performed wholly within such jurisdiction by residents of such jurisdictions. In the event Microsoft initiates any claim or claims arising in connection with this Agreement, Microsoft hereby irrevocably and unconditionally consents to the exclusive jurisdiction of, and venue in, the state and federal courts sitting in San Francisco County, California. In the event BI initiates any claim or claims in connection with this Agreement, BI irrevocably and unconditionally consents to the exclusive jurisdiction of, and venue in, the state and federal courts sitting in King County, Washington. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing Party shall be entitled to recover its costs, including reasonable attorneys’ fees and court costs.

17.4 Assignment. Except for Microsoft’s right to grant sublicenses under Section 4, neither Party may assign or transfer control of this Agreement or any rights or obligations hereunder without the other Party’s prior written approval. Any attempted assignment, sublicense, transfer, encumbrance, conveyance or other disposal without such consent shall be void and shall constitute a material default and breach of this Agreement Notwithstanding the foregoing, (i) Microsoft may assign this Agreement or any rights or obligations it may have hereunder to any Person without BI’s prior written consent; provided that Microsoft will remain secondarily liable for its respective obligations in the event of such an assignment unless the assignee assumes such obligations in writing, and (ii) BI may assign its rights and obligations hereunder without Microsoft’s prior written consent solely in connection with a merger, transfer of control, reorganization, or sale of all or substantially all of its assets or equity interests on the condition that (A) BI provides Microsoft with at least sixty (60) days prior written notice of such assignment (a “Transfer Notice”), (B) BI also assigns all of its rights and obligations * simultaneously to the same assignee, and (C) such assignee agrees in writing to assume all of BI obligations under this Agreement and *.

17.5 Construction. In the event that any provision of this Agreement conflicts with governing law or if any provision is held to be null, void or otherwise ineffective or invalid by a court of competent jurisdiction, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect. This Agreement has been negotiated by the Parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

17.6 Excusal of Performance. No Party shall be responsible for, or be in breach of this Agreement, if its performance is delayed for up to thirty (30) days as a result of any act of God, war, fire, earthquake, sickness, accident, civil commotion, act of government, or any other cause wholly beyond its control, including without limitation, denial of service attacks, and not due to its own negligence or that of

CONFIDENTIAL TREATMENT REQUESTED

its contractors or representatives, and which cannot be overcome by the exercise of due diligence. Without limitation of the foregoing, a subcontractor’s bankruptcy, inability or failure to pay its obligations as they come due, assignment of its assets for the benefit of creditors, institution of bankruptcy or receivership proceedings against it, or appointment of a trustee, conservator or receiver or other liquidating officer for it or its assets or other financial deficiency shall not be deemed to excuse performance of this Agreement by the Party responsible for such subcontractor’s performance.

17.7 Non-Waiver. No delay or failure by either Party to exercise any right under this Agreement and no partial exercise of any right under the Agreement shall constitute a waiver of that right or any other right No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.

17.8 Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

17.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute, together with all Appendices, Attachments, Exhibits and Schedules hereto, one and the same instrument.

17.10 Entire Agreement. This Agreement, together with all Appendices, Attachments, Exhibits and other Schedules hereto constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, communications, or proposals, whether oral or written, between the Parties on this subject. This Agreement shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of the Parties by their respective duly authorized representatives.

17.11 Not an Offer. This document does not constitute an offer by any Party to any other Party. This Agreement shall not be effective unless and until signed by both Parties.

17.12 Expenses. Except as set forth in Section 5.2, each Party shall be solely responsible for its own costs and expenses incurred in the preparation, negotiation, implementation, and the performance of its obligations under this Agreement. Without limitation to the foregoing and for the avoidance of doubt, BI shall provide all Enhancements, Rules and Rule Updates, Installation Services and other services required hereunder to Microsoft * to Microsoft, other than as expressly required under Section 6.4.

[SIGNATURES ON FOLLOWING PAGE]

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF,

The Parties have caused this Agreement to be executed by their duly authorized representatives as of the dates set forth below.

MICROSOFT NETWORK, LLC		BRIGHTMAIL, INC.

By:	/s/ Ted Kummers	By:	/s/ Gary P. Hermanson

Name:	Ted Kummers	Name:	Gary P. Hermanson
Title:	VP, MSN-1A	Title:	CEO
Date:	September 30, 2000	Date:	September 30, 2000

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT A

DEFINITIONS

“Additional Indemnified Claim” shall have the meaning set forth in Section 14.2.

“Additional Services” shall have the meaning set forth in Section 6.4.

“Affiliate” shall mean with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

“Affiliate Option” shall have the meaning set forth in Section 8.1.

“Agreement” shall have the meaning set forth in the Preamble.

“BI” shall have the meaning set forth in the Preamble.

“BI Claims” shall have the meaning set forth in Section 14.4.

“BI IP” shall mean any and all copyrights, moral rights, mask-works, trademarks, trade names, trade secrets, patents, designs, algorithms and all other intellectual property rights, and all applications thereto, owned by BI, which was developed by BI prior to the Effective Date or any time thereafter but not as a result of BI’s exposure to any MS IP or other proprietary information of Microsoft. BI IP that predates this Agreement shall be identified and described by BI in a manner that adequately permits identification of the BI IP and discloses any restrictions applicable to BI’s use of such BI IP, including the source of BI’s authority to use or modify the BI IP in preparation of the Software, including all Software.

“BI Marks” shall mean the Mark(s) depicted in Exhibit E.

“BLOC” shall have the meaning set forth in Section 6.1.

“Business Day” shall mean any day of the week, other than Saturday, Sunday, or a day on which banks are officially closed in the state of Washington.

“Claim” shall have the meaning set forth in Section 14.1.

“Client” shall mean the Software component that provides communications to the Brightmail server set forth in Exhibit B.

“Confidential Information” shall have the meaning set forth in the NDA.

“Control” including its various tenses and derivatives (such as “Controlled”) shall mean, with respect to any Person, the presence of the following: (1) the legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the capital or voting stock (or other ownership or voting interest, if not a corporation) of such Person, or (2) the ability, directly or indirectly, to direct the voting of a majority of the directors of such Person’s board of directors, or if the Person does not have a board of directors, a majority of the positions on any similar body, whether through appointment, voting agreement or otherwise.

CONFIDENTIAL TREATMENT REQUESTED

“Cure” shall have the meaning set forth in Section 14.4.

“Derivative Technology” shall mean: i) for copyrightable or copyrighted material, any translation (including translation into other computer languages), portation, modification, correction, addition, extension, upgrade, improvement, compilation, abridgment or other form in which an existing work may be recast, transformed or adapted; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent or trade secret.

“Device” shall mean any computer or other device (and all related equipment) which contains the necessary features and functionality to access a server or computer which is operating using the Software.

“Documentation” shall mean shall mean the standard user manuals, operating guides, and all of the material relating to the Software or use thereof, including any and all subsequent versions, whether in print, machine readable media, or any other media provided by BI to Microsoft for use with the Software.

“Due Date” shall have the meaning set forth in Section 2.1.

“Effective Date” shall mean the date hereof.

“E-Mail Services’” shall have the meaning set forth in Section 8.1.

“Enhancement” shall mean an enhancement, improvement, modification, correction of an Error, patch, bug fix, filter update, material update or upgrade to the functionality or features of the Software.

“Error” shall mean a Major Error or a Minor Error.

*

“Exercise Period” shall have the meaning set forth in Section 8.1.

“Filtering Functionality” shall mean the Spam monitoring, management and filtering functionality of the Software (including Rules and Rules Updates) and services to be licensed and provided by BI to Microsoft in accordance with the terms of this Agreement, including the Specifications.

“Hotmail” shall mean the Hotmail e-mail accounts made available by MS Corp. via the Hotmail Service, excluding all such Hotmail accounts established and existing prior to the Effective Date.

“Initial Term” shall have the meaning set forth in Section 13.1.

“Indemnified Claims” shall have the meaning set forth in Section 14.1.

“Indemnified Party” shall have the meaning set forth in Section 14.1.

“Indemnifying Party” shall have the meaning set forth in Section 14.1.

“Installation Services” shall have the meaning set forth in Section 2.2.

“ITG” shall mean the Information Technology Group at Microsoft Corporation.

CONFIDENTIAL TREATMENT REQUESTED

“Joint Developments” shall have the meaning set forth in Section 9.1.3.

“Knowledge” shall mean either (i) actual knowledge or awareness of BI, its Affiliates, officers, directors or key employees, or (ii) knowledge or awareness that could be obtained by any of the foregoing through reasonable due diligence, inquiry or investigation.

“Launch Date” shall mean the first day of the calendar quarter to commence following the date on which Microsoft first uses the Software to make Filtering Functionality generally available to MSN Users. By way of example, if Microsoft first uses the Software to make Filtering Functionality generally available to MSN Users on January 15, 2001, the Launch Date shall be April 1, 2001.

“Major Error” shall mean (i) a failure of the Software to substantially conform to the Specifications and/or Documentation governing such Software, which failure materially impacts the operational or functional performance of such Software or the Filtering Functionality, or (ii) any defect, bug, inefficiency or error that renders the Software inoperative, causes it to fail catastrophically, or prevents Microsoft from using the Software or Filtering Functionality in the normal business operations contemplated by this Agreement.

“Mark” shall mean any trademark, service mark, trade dress, trade name, corporate name, proprietary logo or indicia and other source or business identifier.

“* Mail Box Account” shall mean the * e-mail account associated with a * subscription to MSNIA or * subscription to any service offered by Web TV or by MS Corp. (including each E-Mail Service) and shall expressly * established or used in conjunction with such single MSNIA, Web TV or MS Corp. subscription. The Parties acknowledge and agree that there is only * Mail Box Account associated with * subscription to MSNIA, Web TV, ITG, Hotmail and the Subscription Service Division of MS Corp.

“Microsoft” or “MS” shall have the meaning set forth in the preamble.

“Microsoft Assistance” shall have the meaning set forth in Section 9.1.3.

“Minor Error” shall mean any defect, bug, inefficiency or error, other than a Major Error, including any (i) defect, bug, inefficiency or error that does not prevent Microsoft from using the Software or Filtering Functionality in normal business operations (e.g., report page breaks are wrong), and (ii) any failure of the Software to conform to the Specifications (other than those failures that constitute Major Errors).

“MS Corp.” shall have the meaning set forth in Section 4.4.3.

“MS E-Mail” shall have the meaning set forth in Exhibit C.

“MS IP” shall mean all MSN Services and any and all domestic or foreign copyrights, moral rights, mask-works, trademarks, trade names, service marks, trade secrets, patents, know-how, designs, algorithms and all other intellectual property and proprietary rights, and all applications and registrations thereto, owned by Microsoft.

“MS Mark” shall mean the Mark depicted in Exhibit F; provided, however, that Exhibit F may be modified, replaced or updated by Microsoft or MS Corp. from time to time.

“MSN” or “The Microsoft Network” shall have the meaning set forth in the Recitals.

CONFIDENTIAL TREATMENT REQUESTED

“MSNIA” shall have the meaning set forth in the Recitals.

“MSN Services” shall have the meaning set forth in the Recitals.

“MSN Users” shall have the meaning set forth in the Recitals.

“MS Servers” shall have the meaning set forth in Section 4.1.1.

“NDA” shall have the meaning set forth in Section 10.1.

*.

“Normal Business Hours” shall mean 8 a.m. through 5 p.m. Monday through Friday, Pacific Standard Time.

“Option” shall have the meaning set forth in Section 8.1.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Period” shall mean individually Period 1, Period 2, and each Renewal Term.

“Period 1” shall mean the period of time commencing on the Effective Date and terminating one (1) year after the Launch Date.

“Period 2” shall mean the one (1) year period of time commencing immediately upon the expiration of Period 1.

“Person” shall mean a natural person, a corporation, a limited liability company, a partnership, a trust, a joint venture, a governmental authority, or any other entity or organization.

“Proprietary Bit Range” shall mean any and all reserved sets of property identifications that Microsoft provides to BI.

“Quarterly Steering Meetings” shall have the meaning set forth in Section 7.

“Registered Mailboxes’” shall have the meaning set forth in Section 8.2.

“Release Conditions” shall have the meaning set forth in Section 13.5.2.

“Renewal Term” shall have the meaning set forth in Section 13.1.

“Rules” shall mean the set of rules used to detect and filter Spam that are provided by BI as part of the Software and that are released from time to time by BI.

“Rules Updates” shall mean any updates or revisions to the Rules used by BI to detect and filter Spam and any new Rules that are released by BI from time to time.

“Service Level Agreement” or “SLA” shall have the meaning set forth in Section 6.1.

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“Software” shall mean the (i) software, Documentation, and other materials set forth in Exhibit B, (ii) all Rules and Rules Updates, (iii) all Enhancements and accompanying Documentation, and (iv) all other materials, additional offerings and other modifications to the foregoing that BI provides and Microsoft accepts under this Agreement.

*

“Spam” shall mean any unsolicited commercial electronic mail message, including without limitation any electronic mail message that advertises a product or service for profit or for a business or non-profit purpose.

“Specifications” shall have the meaning set forth in Section 2.1.

“Term” shall have the meaning set forth in Section 13.1.

‘“Ticket” shall have the meaning set forth in Exhibit C.

“Transfer Notice” shall have the meaning set forth in Section 17.4.

“User Interface” shall have the meaning set forth in Section 2.6.

“Web Page” shall mean content in the World Wide Web portion of the Internet accessed via a single URL, and excluding content on other Web Pages accessed via Links in such content.

“Web Site” shall mean a collection of Web Pages related in some manner and interconnected via links within a specific domain.

“Web TV” shall mean Web TV Network, Inc.

“Web TV Option” shall have the meaning set forth in Section 8.2.

“Windows 2000 Operating System” shall mean the Windows 2000 release of the Windows 2000 operating system, and all service packs and hot fixes that may be developed for such release, from time to time.

“Wind-Down Period” shall have the meaning set forth at Section 13.3.1.

“Wind-Down Fees” shall have the meaning set forth at Section 13.3.2.

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EXHIBIT B

SOFTWARE SCHEDULE

Roll-out Plan and Delivery Schedule

*

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EXHIBIT B-1

SOFTWARE SCHEDULE

*

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EXHIBIT C

BI SUPPORT SERVICES AND REPORTING PROCEDURES

I.	BI Support Services.

•	Prepare and send Rules and Rules Updates to Microsoft’s email address (*) (the “MS E-Mail”) as new Spam is detected; provided, however, Microsoft may change the MS E-Mail from time to time, upon delivery of notice to BI.

•	Respond to any requests from Microsoft for escalation relative to the Software, the Filtering Functionality, the Rules, the Rules Updates, or the file delivery, performance or functionality of the foregoing, as promptly as possible, but in no event later than * following receipt of any request from Microsoft.

•	BI will acknowledge notifications from Microsoft of scheduled maintenance and architectural changes, if any, with 24 hours of receipt of notification from Microsoft.

•	Monitor Rules and Rule Updates and verification of receipt by Microsoft of Rules and Rule Updates.

•	Monitor Error responses received from the Brightmail Server(s) and other Software.

•	Resend Rules and Rule Updates immediately upon request of Microsoft.

•	Isolate and resolve any issues related to network transmission errors, to the extent such errors arise or otherwise occur within BI’s network or systems.

•	Provide support for Software and Filtering Functionality, including support with respect to Errors.

II.	Required Reporting to Microsoft of Rules and Rule Updates

BI immediately will report to Microsoft any failure to obtain verifications from Microsoft of receipt of Rules or Rule Updates in accordance with the following procedures.

Step 1: BI will contact Microsoft via the MS E-Mail if a successful verification of receipt is not received by BI from Microsoft within two (2) hours of the transmission of any Rules or Rules Update to Microsoft. Such e-mail will contain the information set forth below. BI will follow up such email within * with a telephone call disclosing the same information to * Microsoft may change such telephone contact information from time to time upon delivery of written notice to BI.

BI trouble ticket # (the “Ticket”)

Date

Time the trouble began

Description of trouble

Person reporting the trouble

Person trouble was reported to

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Step 2: Microsoft shall have the right to acknowledge the report from BI. The report shall contain all relevant information related to the repair that will be provided by BI to Microsoft via the MS E-Mail and telephone call required in Step 1.

Step 3: BI will provide status updates to Microsoft via the MS E-Mail and telephone.

Step 4: The Ticket will be closed once both Microsoft and BI have acknowledged to Microsoft’s satisfaction resolution of the problem. Notwithstanding the foregoing, BI shall resolve such problem within *.

III.	Microsoft Discretionary Reporting to BI of Rules and Rule Updates.

Microsoft shall have the right to give BI * (or greater) notification of scheduled mail center maintenance windows.

Microsoft shall have the right to give BI * (or greater) notification of any intentions to remove or shut down the Software or Filtering Functionality.

Microsoft shall have the right to notify BI of outages or other unplanned service interruptions.

Microsoft may request a Rules or Rule Updates file resend.

Microsoft may request support to resolve issues related to performance metrics of the Software and/or Filtering Functionality, and BI immediately shall comply with such request in accordance with Section V.

Microsoft may request support to resolve issues related to the Software in accordance with Section V.

Microsoft will follow the steps listed below in reporting troubles to BI regarding Rules, Rule Updates and the other matters listed above:

Step 1: Microsoft will contact BI to request a resend of a Rules or Rule Updates file. The following information will be provided to BI:

Verbal passcode

Microsoft Name - (to be determined)

Most recent Rules set (time stamp)

Request acknowledgement when file is sent (if appropriate)

Step 2: BI will provide a time frame for the resend of the Rules or Rule Update file, which will be no longer than *. BI will resend such Rules or Rule Update in accordance with such time frame.

Step 3: Microsoft shall have the right to monitor such Rules or Rule Update file receipt.

Step 4: Microsoft shall have the right to verify receipt of the Rules or Rule Update file (via viewing of modification date) online.

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IV.	BI Customer Support

•	BI will provide telephone support from a knowledgeable engineer during the following times:

8 a.m. - 5:30 p.m. Monday through Friday, P.S.T.

This telephone support is located at 301 Howard Street, Suite 1800, San Francisco, CA 94105.

During the period commencing on the Effective Date and terminating at the end of the Term or the end of the Wind-Down Period (whichever is later), BI shall maintain one or more pager or telephone numbers operable twenty four (24) hours a day, seven (7) days a week for use by Microsoft for providing notice of Errors or otherwise requesting support under the Agreement. Pagers used by BI for this purpose shall be capable of receiving and displaying messages. In the notification, Microsoft shall identify whether the Error is a Major Error or a Minor Error.

V.	Additional Maintenance and Support Obligations

In addition to those services required under Sections I through VI, BI shall act in accordance with the following rules and procedures and do the following:

BI shall provide maintenance and support services to Microsoft for the Software as follows:

(i) the continuous testing and monitoring of the features and functionality of the Software (including the Rules and Rule Updates) (ii) reporting any Errors in the Software (including the Rules and Rule Updates) or Filtering Functionality to Microsoft immediately;

(ii) the correction, modification or substitution of the Software as applicable in order to eliminate Errors reported by Microsoft to BI or discovered by BI, according to the procedure in subsection 2(b) below;

(iii) the notification of any changes to the Software which alter the basic program functions of the Software or add one (1) or more new functions.

(iv) responding to the request for support from Microsoft.

Immediately upon identifying an Error or receiving notice of an Error from Microsoft, BI shall conduct an initial evaluation of the Error, and BI and Microsoft shall jointly determine whether the reported Error is a Minor Error or a Major Error; provided, however, in the event of a discrepancy between the Parties which is not resolved within * shall have the right to determine whether the Error is a Major Error or a Minor Error. Once such determination is made, BI shall proceed as follows:

(i) In the event that a Major Error has occurred, BI will immediately initiate work on developing an Enhancement and will use its best efforts to deliver such Enhancement to Microsoft and install such Enhancement in accordance with the Agreement, within * of Microsoft’s report of the Error to BI or BI’s discovery of the Error, as the case may be. Without limitation to the foregoing, BI shall provide Microsoft with an Enhancement to cure such Error to Microsoft’s satisfaction no later than * after Microsoft’s report of the Error or BI’s discovery of the Error, as the case may be.

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(ii) In the event that a Minor Error has occurred, BI will use its best efforts to provide Microsoft with an Enhancement to cure such Minor Error, to Microsoft’s satisfaction, as soon as reasonably possible, but in no event later than * after Microsoft reports such Error to BI, or BI discovers such Error, as the case may be.

VI.	Overall Performance

The * available on the * (including such *) caused by the * and the * shall * of such * the * on such *. Subject to the mutual written agreement of the Parties, the * on the * may be modified to reflect a better understanding of performance of the Software. MS shall have the right to measure such *.

The Software shall function in accordance with the Specifications.

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT D

PAYMENT SCHEDULE

Period 1

(a) Subject to paragraph (b) and (c) below, the * fee for Period 1 of the Agreement shall equal * and shall be payable by Microsoft in the following * and upon satisfaction of the following conditions.

*

(b) *.

(c) “Acceptance” as used in this Exhibit D shall mean accepted by Microsoft pursuant to the procedures set forth in Section 2.4 of the Agreement; provided, however, to the extent BI has timely delivered Software to Microsoft under Section 2.1 and has timely provided the Installation Services for such Software to Microsoft under Section 2.2, and Microsoft has not provided BI with a notice of acceptance, conditional acceptance of rejection of such Software within * following Microsoft’s receipt of such Software and BI’s completion of the foregoing, Microsoft shall be required to make the * to BI associated with such Software at the end of such *. For the avoidance of doubt, Microsoft shall * in the event Microsoft * of such * BI in accordance with Section 2.4 or this paragraph.

Period 2

(a) Subject to paragraph (b) below, the *fee for Period 2 of the Agreement shall equal * and shall be payable *.

(b) *.

Renewal Terms

(a) Subject to paragraph (b) below, the * fee for the initial Renewal Term shall equal *, payable in *.

(b) *.

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT E

BI MARKS

TRADEMARK USAGE GUIDELINES

Brightmail, Inc. Trademarks

The following words and logos are trademarks, service marks, and/or trade names of Brightmail, Inc.

(collectively “BMI Trademarks”) in the United States and/or other countries:

1.	Brightmail, Inc.

[GRAPHIC]

2.

[GRAPHIC]

3.

4.	Probe Network

5.	Spam Wall

6.	Brightmail

Trademark Usage Guidelines

1.	<COMPANY NAME> shall submit to BMI product packaging, documentation, marketing materials, proposed signage display images, and intended website printouts in order to permit BMI to determine whether such products, brochures, images and/or website usage comply with BMI’s Trademark Usage Guidelines. All such materials shall be submitted to BMI at least [thirty (30) days] in advance of distribution to customers. <COMPANY NAME> shall submit new samples in the event of a material change in design or quality.

2.	Upon qualifying a new release of any Integrated Technology, <COMPANY NAME> may mark each such Integrated Technology with the following BM I Trademarks;

CONFIDENTIAL TREATMENT REQUESTED

[GRAPHIC]

BMI will provide artwork to for the logos, and shall use such artwork without modification, including using the same form, size, and color’s product logo must not be larger than the BMI logos and all Trademarks and must be displayed in a manner clearly indicating that the product is a BMI product as well as a <COMPANY NAME> product. <COMPANY NAME>‘s product packaging and literature must clearly specify the version of BLT software for which the product has been certified.

3.	All representations by <COMPANY NAME> of BMI’s Trademarks shall be exact replicas of those used by BMI or shall be used in accordance with these Trademark Usage Guidelines.

4.	<COMPANY NAME> shall make such changes to its product packaging, documentation, marketing materials, proposed image displays and/or website design as BMI shall reasonably request to protect the value of BMI Trademarks used by <COMPANY NAME>.

5.	The following rules apply to the use of BMI Trademarks in written materials:

a)	The “Brightmail” trademark shall always be used as an adjective and be followed by the word “software” or “antispam service.” It shall never be used as a noun or verb, nor shall prefixes or suffixes be attached.

b)	In the trademark “Brightmail,” the mark shall be set forth as one word. The “B” shall always be capitalized, the other letters shall always be lowercase or “small-caps.”

c)	“Brightmail, Inc.” shall be used without abbreviation. In the trademark “Brightmail, Inc.”, the “B,” and “I” shall always be capitalized. The other letters may be either lowercase or capitalized as well.

d)	The first usage of BMI Trademarks in materials shall be followed by a “T”.” Likewise, the first usage of BMI Trademarks (except the “Brightmail, Inc.” word mark and its logo) shall contain a “; or other designation for a footnote. The footnote shall state that “ and are trademarks of Brightmail, Inc.”

6.	<COMPANY NAME> agrees not to register any BMI Trademarks or trade names without BMI’s prior written consent, and agrees not to register any confusingly similar trademarks or trade names.

7.	Upon written notice by BMI, <COMPANY NAME> shall immediately suspend use of BMI Trademarks and trade names if, in BMI’s reasonable judgment, <COMPANY NAME>‘s Integrated Technology is not of a quality that will enhance the value of BMI’s Trademarks.

CONFIDENTIAL TREATMENT REQUESTED

The MSN Logo for Online Use

Basic Elements of the MSN Logo - Overview

The visual identity developed for MSN helps position the brand as the easiest way to take advantage of the full power of the Web. The MSN logo consists of:

The MSN butterfly – a dynamic, colorful embodiment of the effortless, lively qualities associated with the MSN brand. For online use, a version of the MSN butterfly has been created using flat, RGB colors (with no drop shadow). For printed applications, the MSN butterfly is rendered with subtle shading and a drop shadow.

The MSN letters – a distinctive, proprietary arrangement of specially-drawn lowercase letters.

The trademark symbols – legal requirements which must appear in the positions shown on all applications of the logo.

Configurations

The butterfly, letters, and trademarks are arranged in two approved configurations – horizontal and vertical – which have been accommodate most space requirements. Use the preferred, horizontal version of the logo whenever possible.

Important note: The relationships between the elements of the MSN logo are fixed, and must not be altered in any way. Always use the authorized electronic artwork provided.

Clear Space Requirements

The MSN logo is most effective when surrounded by as much open space as possible. A minimum area of unobstructed clear space must surround the logo (both the horizontal and vertical versions) in all situations.

For online applications, this clear space must be at least 0.25x (“x’ equals the height of the MSN letters), as shown here.

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Please note that, while these diagrams illustrate the positive, full-color treatment of the logo, the same rules apply for reverse reproduction.

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Color

The logo should always appear in full-color when used online. For online applications with white or light-colored backgrounds, use the full-color (not reverse) version of the logo.

Reverse Applications

For online applications with black or dark-colored backgrounds, use the full-color reverse version of the logo.

Black is the preferred background color for reverse versions of the logo. Other acceptable background colors include dark blue and other dark colors that provide sufficient contrast, but do not clash visually with the MSN butterfly.

Color Palette Specifications – RGB

The colors shown here play an important part in the MSN visual identity, as a component of the MSN logo, and as accent colors on specific applications. Consistent use of these colors will help in building a distinctive MSN brand personality.

For online applications, use these web-safe RGB specifications.

Minimum Sizes

To ensure high quality reproduction, do not reproduce the MSN logo in sizes smaller than those indicated here.

CONFIDENTIAL TREATMENT REQUESTED

Do not reproduce the horizontal version in sizes narrower than 47 pixels (0.65 inch).

Do not reproduce the vertical version in sizes narrower than 21 pixels (0.3 inch).

Use of the Trademarks with the MSN Logo

The MSN name, and therefore the logotype has changed from a TM to a ®. This change is being phased into all logo applications. The trademark symbols must appear on all applications of the logo – ® next to the MSN letters, and TM next to the butterfly.

The trademarks are set in Microsoft Franklin Gothic Heavy, and print in black or blue (or on one-color versions, in that color). The point size of the trademark is based on the width of the logo, as, follows:

Horizontal logo

2.5” and wider: 5 point

2” up to 2.5”: 4 point

below 2”: 3 point

Vertical logo

1.5” and wider: 5 point

below 1.5”: 3 point

Positions the trademarks according to the diagrams to the right.

CONFIDENTIAL TREATMENT REQUESTED

Misuses – General

These examples illustrate incorrect use of the MSN logo for online use. While each example depicts only one version of the logo (horizontal or vertical), the principles apply to both.

Always use the authorized electronic artwork provided.

CONFIDENTIAL TREATMENT REQUESTED